EXHIBIT 99.2

N e w s R e l e a s e Chesapeake Energy Corporation P. O. Box 18496 Oklahoma City, OK 73154

FOR IMMEDIATE RELEASE

JUNE 7, 2005

CONTACTS:

MARC ROWLAND EXECUTIVE VICE PRESIDENT AND CHIEF FINANCIAL OFFICER (405) 879-9232	JEFFREY L. MOBLEY VICE PRESIDENT INVESTOR RELATIONS AND RESEARCH (405) 767-4763

CHESAPEAKE ENERGY CORPORATION ANNOUNCES PRICING

OF PRIVATE OFFERING OF 6.25% SENIOR NOTES DUE 2018

OKLAHOMA CITY, OKLAHOMA, JUNE 7, 2005 – Chesapeake Energy Corporation (NYSE:CHK) announced today that it has priced a private placement offering to eligible purchasers of $600 million of senior notes due January 15, 2018, which will carry a interest rate of 6.25%. The senior notes were priced at 98.923% of par to yield 6.375% to maturity. The notes are expected to be eligible for resale under Rule 144A.

Chesapeake intends to use the net proceeds to fund tender offers for all of its approximately $245.4 million principal amount outstanding 8.125% Senior Notes due 2011 and $300 million principal amount outstanding 9.00% Senior Notes due 2012. The tender offers are expected to be launched this week. Remaining net proceeds from the offering, if any, will be used for general corporate purposes, including repayment of debt under its revolving bank credit facility.

The new notes have not been registered under the Securities Act of 1933 or applicable state securities laws, and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and applicable state laws. This announcement shall not constitute an offer to sell or a solicitation of an offer to buy the new notes.

This document contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements include estimates and give our current expectations or forecasts of future events. Although we believe our forward-looking statements are reasonable, they can be affected by inaccurate assumptions or by known or unknown risks and uncertainties.

Chesapeake Energy Corporation is the third largest independent producer of natural gas in the U.S. Headquartered in Oklahoma City, the company's operations are focused on exploratory and developmental drilling and producing property acquisitions in the Mid-Continent, Permian Basin, South Texas, Texas Gulf Coast and Ark-La-Tex (including the Barnett Shale) regions of the United States.